UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported) July 6, 2005

                             JANEL WORLD TRADE, LTD.
             (Exact Name of Registrant as Specified in its Charter)


            NEVADA                     333-60608              11-2636089
 (State or other jurisdiction   (Commission File Number)     (IRS Employer
       of incorporation)                                  Identification Number)


     150-14 132nd Avenue, Jamaica, NY                           11434
   (Address of Principal Executive Offices)                   (Zip Code)


                         Registrant's telephone number,
                       including area code, (718) 527-3800

Item 1.01 Entry into a Material Definitive Agreement

      On July 6, 2005, Janel World Trade, Ltd. ("Janel") entered into an acquisition agreement with Freight Wings, Inc. ("Freight Wings") and Harjinder
P. Singh ("Mr. Singh"), its president and sole shareholder, pursuant to which Janel is to acquire Freight Wings as a wholly-owned subsidiary in a stock-for-stock exchange. Freight Wings is a customs brokerage business organized as a New York corporation in 1984.

      The purchase price for 100% of the equity of Freight Wings consists of unregistered shares of Janel's $.001 par value common stock with "piggyback" registration rights subject to a lock-up agreement. The number of Janel shares to be issued to Mr. Singh at closing will be determined by a formula based upon the audited net sales of Freight Wings for its 2004 fiscal year. Janel has the option to cancel the transaction if the Freight Wings audited net sales for 2004 are less that $600,000.

      It is presently anticipated that Mr. Singh will receive approximately 2,600,000 shares of Janel's common stock at closing, which will constitute approximately 13.4% of the Janel common stock then issued and outstanding. The Janel shares issued to Mr. Singh will be increased or decreased in proportion to the degree to which the cumulative annual net sales generated by Janel's Freight Wings subsidiary during the four (4) year period following the closing are greater or lesser than 400% of Freight Wings net sales for 2004 (the "Target Net").

      Mr. Singh has agreed to become a director of Janel and will be employed as the Sales Manager of its Freight Wings subsidiary for a commission consisting of the first $4,166 of net sales paid by the Freight Wings subsidiary customers each month, and 40% of the balance of that month's net sales after the payment. The term of the employment agreement commences at the closing of the acquisition, and concludes as of the date that the Freight Wings business and customers are no longer exclusively provided to Janel.

      Pursuant to registration rights provisions, Mr. Singh has the right to have his shares included in the next securities registration statement filed by Janel with the SEC. Pursuant to the lock-up agreement, Mr. Singh has agreed to refrain from selling, transferring, hypothecating or otherwise disposing of his shares for a period ending four (4) years after the closing of the acquisition. However, if the cumulative net sales of Janel's Freight Wings subsidiary equal or exceed the Target Net prior to the expiration of the lock-up agreement, Mr. Singh's lock-up agreement will be cancelled.

      Mr. Singh's employment agreement includes confidential information and non-competition provisions restricting Mr. Singh from competing with Janel, or soliciting its employees or customers.

      The amount and type of the consideration in the acquisition transaction was determined by arms-length negotiation between the parties. There are no material relationships between Janel or its respective officers, directors, affiliates and principal shareholders, and the officers, directors, affiliates and shareholder of Freight Wings.

Item 9.01 Financial Statements and Exhibits

      (c) Exhibits.

      2.1 Acquisition Agreement dated July 6, 2005 by and among Janel World Trade, Ltd., Freight Wings, Inc. and Harjinder P. Singh.


                                   SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

July 12, 2005

                                       JANEL WORLD TRADE, LTD.

                                       By: /s/ James N. Jannello
                                           -------------------------------------
                                           James N. Jannello, Executive Vice
                                           President and Chief Executive Officer